Exhibit 10.6

Bitzio Holdings, Inc.

548 Market Street, Suite 18224

San Francisco, California, 94104

Telephone (604) 313-9344

September 14, 2011

Mr. Quoc Bui, Mr. Michael Moon, Mr. Richard Lee

      and Thinking Drone, Inc.

7676 Flanders Drive

San Diego, CA

92126

Dear Quoc, Michael and Richard:

Re: Proposed acquisition of Thinking Drone, Inc. by Bitzio Holdings, Inc.

This letter agreement confirms our recent discussions with respect to the proposed acquisition (the “Acquisition”) from Quoc Bui, Michael Moon and Richard Lee (collectively, the “Vendors”) of all the Vendors’ right, title and interests in and to Thinking Drone, Inc. (the “Business”), a California corporation, by Bitzio Holdings, Inc. (the “Purchaser”), a Nevada corporation having an office in San Francisco, California, in exchange for the consideration and pursuant to the terms and conditions set out in this letter agreement. The Business includes the assets described in Schedule “A” attached hereto.

The parties acknowledge that the Purchaser is a wholly owned subsidiary of Bitzio, Inc., a Nevada corporation whose common stock is quoted for trading on the OTC Bulletin Board, shares of which corporation are intended to be given as consideration for the Acquisition.

It has been the objective of our discussions to execute and carry out as soon as practical a definitive agreement (the “Definitive Agreement”) between the Purchaser and the Vendors that, among other things, would provide for the various matters set out below.

1.

Acquisition.

1.01

The Purchaser will acquire all of the issued and outstanding shares of the Business on October 1, 2011 (the “Closing Date”). It is contemplated that the Acquisition will be accomplished by a triangular merger or other form as depicted in the Definitive Agreement.  Following the Acquisition, the Business will become a wholly owned subsidiary of the Purchaser.

1.02

Upon execution of this letter agreement, the parties will take all reasonable actions to facilitate the proposed transaction and cause to be prepared the Definitive Agreement and all other necessary documentation required for consummation of the transactions contemplated in this letter agreement. The Definitive Agreement will contain the terms hereof and such other terms including representations and warranties, conditions and indemnities.

2.

Consideration.

2.01

As consideration for the transactions contemplated herein and the representations, warranties and covenants of the Vendors as set out in this letter agreement, the Purchaser will pay to the Vendors:

a)

$500,000.00 cash (the “Cash Consideration”) payable in the following amounts on the following dates:

(i)

$300,000.00 on or before the Closing Date,

(ii)

$100,000.00 on or before the date that is 90 days following the Closing Date, and

(iii)

$100,000.00 on or before the date that is 180 days following the Closing Date; and

b)

on or before the Closing Date, 4,000,000 previously unissued shares of the common stock of Bitzio, Inc. (the “Shares”).

All Shares will be deemed “restricted securities” as defined by Rule 144 of the Securities Act of 1933, as amended. It is the intent of the parties hereto that the Shares qualify as a tax-free reorganization under the applicable provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; however, the Purchaser makes no representations as to such eligibility. The Vendors acknowledge that they have obtained the advice of their own tax consultants and are satisfied and accept the tax consequences of the transactions as described in this letter agreement.

2.02

As collateral security and contingent upon full accord and satisfaction of the cash consideration and Shares described in section 2.01 hereof, the Purchaser acknowledges and agrees that the Vendors have a continuing security interest in all right, title and interest of the Purchaser in and to the shares of the Business owned by it for so long as any part of such consideration is unpaid.

3.

Consents.

3.01

Upon execution of this letter agreement, the parties will immediately take the necessary and appropriate actions to authorize the transactions contemplated herein.

4.

Representations of the Purchaser.

4.01

The Purchaser hereby represents and warrants to the Vendors as follows:

a)

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the authority to execute this letter agreement and to be bound by the terms and conditions hereof and to enter into and be bound by the Definitive Agreement.

b)

The Purchaser will obtain prior to the Closing Date, all necessary corporate actions required for the execution of this letter agreement.

c)

Prior to the Closing Date and execution of the Agreement, the Purchaser will not enter into any material contract or agreement with any other person or entity that may affect the terms or materiality of this letter of intent without the express written consent of the Vendors.

d)

The Purchaser will provide such other representations and warranties in the Definitive Agreement as are customary in a transaction of this nature.

5.

Representations of the Vendors.

5.01

The Vendors and the Business hereby represent and warrant jointly and severally to the Purchaser as follows:

a)

The Business is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and it and the Vendors have the authority to execute this letter agreement and to be bound by the terms and conditions hereof and to enter into and be bound by the Definitive Agreement. The minute books of the Business are accurate and complete and contain true, correct and complete copies of the articles, bylaws, minutes of board and shareholder meetings and every written resolution of the Business.

b)

The Vendors will obtain prior to the Closing Date, all necessary actions required for the execution of this letter agreement.

c)

Prior to the Closing Date and the execution of the Definitive Agreement, the Vendors and the Business will not enter into any material contract or agreement with any other person or entity that may affect the Business or the terms or materiality of this letter agreement without the express written consent of the Purchaser, except that the Vendors will cause the Business to transfer its Hipposoft Apps division to the Vendors prior to the Closing Date.

d)

The Business has good and marketable title to all assets, properties, technology, subsidiaries, intellectual property, contracts and business arrangements, including but not limited to, the assets set forth on Schedule “A” hereto, its financial statements and other documents provided to or to be provided to the Purchaser and there are no liens, mortgages or encumbrances against said assets or other debts and liabilities in connection therewith. The Business owns all intellectual property rights in and to the assets set forth on Schedule “A” and such assets do not infringe the intellectual property rights of any other party.

e)

The Vendors are the sole shareholders of record and sole beneficial owners of the Business and no person, firm or corporation other than the Purchaser has any agreement or right capable of becoming an agreement for the acquisition of an interest in the Business, and to the Vendors’ knowledge there is no basis for and there are no actions, suits, judgements, investigations or proceedings outstanding or pending or threatened, or charges, liens, encumbrances or obligations which might affect the Business or the Vendors’ interests in the Business.

f)

All representations made in the Business’s business plan or other written documents, including representations on the Internet, regarding the Business’s operations, results of operations, financial position, technology, contracts and capabilities are complete and accurate in all material respects.

g)

The unaudited financial statements of the Business as of and for the periods ended December 31, 2009 and December 31, 2010 (the “Financial Statements”) are attached hereto as Schedule “B.”  The Financial Statements, books of account and other financial records of the Business are in all material respects complete and correct and are maintained in accordance with good business practices and generally accepted accounting principles. The Vendors acknowledge that a minimum of two years of audited financial information are required to be filed with the Securities and Exchange Commission within 71 days of the Closing Date. Such audit will be undertaken at the Purchaser’s expense.

h)

The Vendors have advised the Purchaser of all of the material information relating to the Business of which the Vendors have knowledge, and the Vendors are not entering into this letter agreement as a result of material adverse changes not previously disclosed to the Purchaser.

i)

Since December 31, 2010, neither the Vendors nor the Business have disposed of and will not dispose of any assets of the Business outside of the ordinary course of business, except that the Vendors will cause the Business to transfer its Hipposoft Apps division to the Vendors prior to the Closing Date.

j)

As of the Closing Date, the Business will not have any liabilities, other than those liabilities fully and adequately reflected in the Financial Statements as of and for the period ended December 31, 2010 and which liabilities will not exceed, in the aggregate, $5,000.00. To the Vendors’ knowledge, there is no circumstance, condition, event or arrangement which may give rise to any liabilities not in the ordinary course of business.

k)

The Business does not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute or otherwise, which are not disclosed in the Financial Statements or which have otherwise been disclosed to the Purchaser in writing.

l)

The Vendors and the Business have filed all tax, governmental and related forms and reports (or extensions thereof) due or required to be filed in respect of the year ended December 31, 2010 and all taxes and other amounts payable have been paid in full.

m)

The Vendors will, at the Purchaser’s sole option: (i) transfer the Apple developer accounts of the Business to the Purchaser forthwith after the Closing Date and payment of the consideration described in sections 2.01(a)(i) and 2.01(b) hereof; or (ii) hold such accounts in trust for the sole benefit of the Purchaser for so long as the Purchaser shall reasonably require.

n)

The Vendors will provide such other representations and warranties in the Definitive Agreement as are customary in a transaction of this nature.

o)

To the best of the Vendors’ knowledge and belief, there is no litigation pending or threatened against any of the Vendors or the Business and there is no factual or legal basis which could give rise to any such litigation.

p)

The Business does not have any employees nor does it have any obligations to any past employee, contractor or other party in a similar capacity and the Business does not have any obligations to any party under any agreements related to employment.

q)

The Business possesses all licenses and permits required to carry on its business and all such licenses and permits can be transferred to the Purchaser.

r)

The Business does not hold any leases for property, real or personal.

s)

None of the foregoing representations and warranties and no document furnished by or on behalf of the Vendors to the Purchaser in connection with the negotiation of the transactions contemplated by this letter agreement contain any untrue statement of a material fact or omit to state any fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Business seeking full information as to the Business, its properties, businesses and affairs.  Except for those matters disclosed in this letter agreement, there are no facts not disclosed in this letter agreement which, if learned by the Purchaser, might reasonably be expected to diminish the Purchaser's evaluation of the value of the Business or which, if learned by the Purchaser, might reasonably be expected to deter the Purchaser from completing the transactions contemplated by this letter agreement on the terms of this letter agreement.

6.

Due Diligence.

6.01

From the date hereof, the Vendors will make available to the Purchaser and its agents for review at the Purchaser’s expense, financial statements, books, records and other documents relating to the Business as the Purchaser and its agents may reasonably request.  The Purchaser and its agents will have the opportunity to meet with the Business’s accountants and key personnel to discuss the financial and business conditions of the Business and to make whatever further independent investigation the Purchaser deems necessary and prudent. The Vendors will cooperate with the Purchaser and its agents in providing such documentation and information as the Purchaser may request.  In the event that the transactions contemplated herein are not consummated, the Purchaser will promptly return all financial statements, books, records and other corporate documents to the Vendors.

6.02

On or before the Closing Date, the Purchaser may, at its sole option, elect to not complete the transactions contemplated herein based upon its investigation. If the Purchaser so elects, the obligations of the parties in this letter agreement shall terminate.

6.03

The Purchaser may, at its expense, cause the Financial Statements to be audited by an independent registered public accountant satisfactory to the Purchaser within 71 days following the Closing Date. The Vendors will cooperate with the Purchaser and its agents in providing such documentation and information as the Purchaser and its agents may request to carry out such audits.

7.

Confidentiality.

7.01

This letter agreement, the Definitive Agreement and the terms, conditions and transactions contemplated by such documents, are to be kept confidential by the parties hereto and will not be disclosed to the public or any other party except for any requisite filings to be made with the Securities and Exchange Commission and disclosures to the Purchaser’s stockholders, which may be required, and by an appropriate public press release to be made only by the Purchaser and upon the prior written approval of the Vendors, which approval shall not be unreasonably withheld.

8.

Non-Competition

8.01

None of the Vendors shall, directly or indirectly, for a period of 18 months after the Closing Date:

a)

be a director, officer, consultant, employee, contractor or controlling owner of any corporation or other entity that owns or will own business interests with products or services which are the same or substantially similar to, or in competition with, those of the Business at the Closing Date without the prior written consent of the Purchaser;

b)

directly or indirectly contact or solicit any customers of the Business for the purpose of selling to those customers any products or services which are the same as or substantially similar to, or in competition with, those of the Business at the Closing Date; or

c)

directly or indirectly persuade any officers, employees or contractors of the Business to resign or offer or cause to be offered employment (on the Vendor’s own behalf or on behalf of a third party) to any such officer, employee or contractor.

8.02

The parties acknowledge and agree that the restrictions set out in section 8.01 are reasonable under the circumstances to protect the Business’s legitimate business interests and do not oppressively restrain the Vendors. The Vendors acknowledge that a breach by the Vendors of section 8.01 may cause irreparable harm to the Purchaser and the Business; therefore, the Purchaser shall be entitled, in addition to any other right or remedy it may have at law, to seek and obtain injunctive relief against the Vendors.

8.03

The parties agree that the restrictions set forth and incorporated in this article 8 are reasonable in order to protect the Purchaser and the Business.  If any such restrictions shall be deemed to be unenforceable by reason of the extent, duration, geographical scope or other provisions, then the parties contemplate that the court or arbitrator shall reduce such extent, duration, geographical scope or other provisions and enforce this agreement to the fullest extent in its reduced form for all purposes.

8.04

The Purchaser agrees to retain the Vendors’ services and provide compensation therefor based on mutually agreed upon terms and conditions to be executed by the parties in a separate written agreement on or after the Closing Date, but no later than 60 days following the Closing Date.

9.

General Provisions.

9.01

This letter agreement and the subsequent Definitive Agreement related to the Acquisition will be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

9.02

Each party agrees that they will pay their own out-of-pocket expenses incurred in connection with this letter agreement and the subsequent Definitive Agreement.

9.03

This letter agreement will not be assignable or transferable by either party hereto.

9.04

Notwithstanding section 9.03 hereof, the Purchaser may dispose of all or any part of its interest in and to this letter agreement to its parent company, Bitzio, Inc., or an affiliate of Bitzio, Inc. (the “Permitted Assignee”) provided that the Permitted Assignee shall, prior to and as a condition precedent to such disposition, deliver to the Vendors its covenant with and to the Vendors that to the extent of the disposition, the Permitted Assignee agrees to be bound by the terms and conditions of this letter agreement as if it had been an original party hereto.

9.05

This letter agreement may be amended in writing and only with the written consent of all parties hereto.

9.06

This letter agreement may be executed in one or more counterparts, each of which will be deemed an original and together will constitute one document. It is further agreed that the delivery by facsimile, e-mail or other recognized electronic medium of an executed counterpart of this letter will be deemed to be an original and will have the full force and effect of an original executed copy.

9.07

This letter agreement constitutes the entire agreement between the parties and supersedes all inconsistent prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter of this letter agreement.

If the foregoing accurately reflects our discussion and is in accordance with the understandings of the Purchaser, the Vendors and the Business, please so indicate by signing this letter agreement and returning it to us at your earliest convenience.  Execution by the parties will constitute a binding agreement between the parties in accordance with the terms hereof.

Yours truly,

BITZIO HOLDINGS, INC.

/s/ Gordon C. McDougall

per Gordon C. McDougall, CEO

The foregoing letter agreement is accepted, approved and agreed to this 14th day of September, 2011 by the undersigned:

/s/ Quoc Bui

Quoc Bui

/s/ Michael Moon

Michael Moon

/s/ Richard Lee

Richard Lee

THINKING DRONE, INC.

/s/ Michael Moon

Authorized Signatory

SCHEDULE A

Asset List

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